Exhibit 99.2

Operator:  Good afternoon, ladies and gentlemen, and thank you for standing by.  Welcome to Renaissance Learning’s First Quarter Earnings Conference Call.

At this time, everyone is in a listen-only mode.

Later, there will be an opportunity for you to ask questions, and instructions will be given at that time.

As a reminder, your conference is also being recorded.

At this time, I would like to introduce you to the Chief Financial Officer, Ms. Mary Minch.  Go ahead, Ms. Minch.

Ms. Mary Minch:  Thank you.

Good afternoon.  I’m Mary Minch, Chief Financial Officer of Renaissance Learning, and I’d like to welcome everyone to our first quarter conference call.  With me today is Terry Paul, our Chief Executive Officer, and Steve Schmidt, our President and Chief Operating Officer.

Before beginning, I need to point out that this call may include information constituting forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding growth initiatives and management’s expectations with respect to orders and financial results for future periods.

These forward-looking statements are based on current expectations and various assumptions which management believes are reasonable.  Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.

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Factors that could cause or could contribute to such differences include those matters disclosed in our first quarter earnings release and in the Company’s Securities and Exchange Commission filings, including Forms 10-K and 10-Q.

I will begin our call today with a review of the first quarter financial results, and then Steve will provide some brief comments about our operations.  Following our comments, we will be happy to take your questions.

First quarter revenue of $32.2 million was up about 12 percent from first quarter 2009 revenue of $28.9 million.  Net income, which included a tax benefit of about $1 million, or four cents per share, related to the settlement of an income tax dispute with the State of Wisconsin, was $5.8 million, or 20 cents per share, compared to $3.9 million, or 13 cents per share, in the first quarter of 2009.

Earnings per share, excluding the impairment charge taken in the fourth quarter of 2008, has now increased compared to the same quarter in the prior year for 10 consecutive quarters.

Product revenue was up $1.2 million, or 5.7 percent, due to revenue growth in all product lines.  The product revenue increase is a result of both strong orders in the period and a result of revenue recognized from prior period’s subscription orders.  Software and hardware contributed roughly equally to the revenue increase.

Service revenue increased by about $2.2 million, or 26.5 percent, to $10.4 million in the quarter.  Service revenues compared to the same quarter in the prior year have now increased for 12 consecutive quarters.  All service revenue types increased in the quarter, with the largest increases stemming from hosting and remote professional development.

Deferred revenue decreased by $8.5 million in the current quarter compared to a decrease of $8.8 million in 2009.  A first quarter decrease in deferred revenue is a typical

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part of our seasonal order pattern as we continue our transition to subscription software sales, with more and more orders shifting to the second and third quarters.

Total gross profit margins for the quarter were 78.3 percent, down from 79.6 percent last year.  Product gross margins were 84 percent, down from 85.5 percent in the first quarter of 2009, primarily due to hardware price decreases that went into effect at the beginning of 2010.

Service gross margins increased to 66.4 percent from 64.6 percent in the prior year.  The improvement was once again due to a mix more heavily weighted to our more profitable service areas, hosting and consulting services, and due to our ability to continue to leverage our fixed costs.

The service margins experienced this quarter, in the mid-60 percent range, are similar to the margins we reported in the first three quarters of 2009 but not as high as the 71.4 percent margin we experienced in the fourth quarter of 2009.

The fourth quarter service revenue mix was weighted even more heavily toward our higher margin services, resulting in that quarter’s margins being higher than the previous three quarters.

Total operating expenses increased by about $1 million dollars compared to the same quarter last year.  General and administrative expenses were essentially flat, and product development expenses decreased by about $400,000 due to cost savings efforts we put in place in early 2009 but did not begin to realize fully until the second quarter of last year.

Selling and marketing expenses increased $1.4 million, primarily due to personnel increases and higher commissions.  The personnel increases relate to additional sales staff, and commission expense increased as a result of the higher order levels.

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With respect to operating expenses going forward, we expect product development expenses and G&A expenses to remain relatively flat to current levels and continue to expect selling and marketing expenses to fluctuate with order rates.

The first quarter tax rate was about 24 percent due to the $1.1 million benefit recorded in the quarter for settlement of an income tax dispute with the state of Wisconsin.

Excluding such audit adjustments or the effect of any changes in the tax law, we expect our effective rate for the year to be between 36 and 37 percent, although it will vary somewhat by quarter.

First quarter operating cash flow was strong at $5.5 million compared to $2.9 million one year ago.  The quality of our accounts receivable remains strong, and days sales outstanding was just 25 days at the end of March.

Now I’ll turn it over to Steve to provide additional comments.

Steve?

Mr. Steve Schmidt:  Thank you, Mary.

We are pleased to report, in what is typically a seasonally slow first quarter, that total orders grew by 23 percent.  We achieved one large order in the quarter of $2.9 million, but, even without that contract, orders were up 9 percent.  Although the comparative Q1 last year was relatively weak, we feel good about the current quarter’s order level and the underlying strength of our core business.

Reading orders continue to show steady growth and healthy renewal rates.  Reading product renewal rates continue to be very good, remaining in the mid-90 percent range.

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Math orders continue to grow as well, due to new adoptions of all three Math products:  Accelerated Math, STAR Math and MathFacts in a Flash.  Math renewal rates, though not as strong as Reading, remained in the mid-80 percent range during this renewal cycle.

We recently announced an exciting new Math product offering called Accelerated Math for Intervention.  Accelerated Math for Intervention is a research-based math intervention program aimed at improving the math skills of struggling students in grades three through 12.

It combines professional development, Accelerated Math, STAR Math, MathFacts and the 2Know! Response System to specifically address intervention and the needs of struggling math students and to align with the goals of Response to Intervention, or RTI.

Renaissance Learning is viewed as the leader in RTI, and this offering provides our customers with a solution, specifically designed for use in RTI Tier 2 and Tier 3 intervention.

Speaking of RTI, recent reviews from the National Center on Response to Intervention, an affiliate of the U.S. Department of Education, gave Accelerated Math the highest ratings in every category, and also very high marks for MathFacts.  Both meet NCRTI’s mastery measurement standards.

Combining these results with the previous strong ratings our Math and STAR products have received from NCRTI extends our already strong leadership position for our product’s use in an RTI framework.

As our software orders continue to do well, the number of Renaissance Place schools also continues to grow.  We added more than 600 schools to our Renaissance

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Place platform in the first quarter, bringing the total number of schools actively using RP to over 31,000.  Of those RP schools, over 24,000, or 77 percent, are hosted.

Schools using Accelerated Reader Enterprise also number over 24,000, an increase of more than 700 schools in the quarter.

As we’ve discussed previously, we continue to see that customers upgrading to the Enterprise version of Accelerated Reader from the desktop version on average increase their annual spending with us by over $1,000 per year in addition to adding hosting and professional development revenue.

The RP and hosting growth continues to have a significant impact on the make-up of our revenue.

As you know, we’ve been reporting our subscriptions and related recurring services as a percent of total software revenue each quarter.  We’ve modified this metric so that it better aligns with our segment reporting, therefore the calculation now includes all revenue from software products and services related to software.

Using this revised metric, our subscriptions and related recurring services as a percent of our total software and services revenue was 64 percent in the quarter compared to 57 percent in first quarter last year, and 60 percent in the trailing fourth quarter.

Our hardware products, which include the NEO 2 and the 2Know! classroom response system, also achieved strong growth in the quarter.

As we mentioned last quarter, we reduced the price of our NEO 2 by about 25 percent, effective January 1st, and thought we may see a decline in revenue in the short-term as a result.  We’re happy to report that, despite the price decrease, our worldwide order dollars for NEOs increased by 1 percent and unit volume increased by 16 percent.

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We believe the success that the NEO 2 is garnering has a lot to do with many of the attractive features that we have added.  The NEO 2 has always been a great writing and keyboarding device, but features like NEO Share, response system functionality and the ability to run MathFacts in a Flash and Accelerated Reader software have taken the NEO to a whole new level.

NEO Share integrates the NEO 2 with the 21st Century classroom, including classroom computers, interactive whiteboards and LCD projectors to create an inter-connected learning environment.  Using NEO 2 with NEO Share leverages the existing classroom equipment to engage students in thoughtful discussion, group exercises and interactive activities.

Although not as large a contributor to orders as the NEO 2, the 2Know! classroom response system also enjoyed strong orders during the quarter.  Despite a 30 percent reduction in price, total orders increased more than 40 percent for the same period in the prior year, as the number of units shipped increased by 75 percent.

Classroom response systems have become somewhat of a commodity and more price sensitive.  We feel well positioned in this market, combining the best functionality with the lowest price, and first quarter results helped to confirm that.

Last quarter we mentioned some focus areas that we think can bring added growth in the future.  As a reminder, these include the STAR Constellation, Urban Accounts and SetPoint, our consortium with JBHM Education Group, to help transform low performing schools.

The focus on urban districts and the SetPoint initiative are both in early stages, but we expect these efforts to help provide some momentum in the quarters ahead.

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Our STAR products, however, continue to contribute to our current growth.  Orders for the three STAR products, collectively the STAR Constellation, were up more than 50 percent this quarter, similar to the gains we experienced for the last several quarters.

As we mentioned last quarter, we are enhancing STAR to provide assessments of specific state, and ultimately common core state standards, when they are adopted.  We are already the leading provider of computer-based formative assessment tests for U.S. schools, and with the standards assessments and benchmarking capabilities that we are adding, we believe the STAR Constellation will be an important growth vehicle for us.

With respect to the economic environment and school budgets, we continue to be cautious about the upcoming school years.  Traditionally, state revenue recovery lags a general economic recovery by a year or more, so it is likely that budget pressures will continue for states well into fiscal 2012.

Indeed, forecasts from the Center on Budget and Policy Priorities, as well as other sources, are predicting state budget deficits in fiscal 2011 of similar magnitude to current deficits but without the same level of federal stimulus funding to help offset the local shortfall and continued deficit positions into 2012.  The expectation of tighter school budgets is confirmed by the fact that many school districts have announced teacher layoffs for the coming year.

In spite of these economic headwinds, we continue to be confident in our products and their ability to make a difference in the classroom, and, as a result, in our long term opportunity for growth.

One last note before we take questions.  Just this month, Renaissance Learning was named to Forbes list of the 100 Most Trustworthy Companies.  The criteria is based

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on those companies that consistently demonstrated transparent and conservative practices, solid corporate governance and prudent management, companies that do not play games with revenue and expense recognition or asset valuation.

This is a recognition that we’re proud of because it reflects the principles and integrity by which we try to run our business, not only in our accounting practices but in the way we deal with all stakeholders, customers, employees and shareholders.

Now Terry, Mary and I will be happy to answer any questions that you have.

Operator:  Thank you.

Ladies and gentlemen, we will now be conducting a question and answer session.

If you would like to ask a question, please press star-one on your telephone keypad.

A confirmation tone will indicate your line is in the question queue.

You may press star-two if you’d like to remove your question from the queue.

For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

One moment, please, while we poll for questions.

Our next--first question is from the line of Jerry Herman with Stifel Nicolaus.  Please go ahead.

Mr. Jerry Herman:  Thanks.

Good afternoon, everybody.

Mr. Steve Schmidt:  Hi, Jerry.

Mr. Jerry Herman:  Steve, I was wondering if you’d give a little bit more color on the large order with the district.  Um, if you’re willing to disclose the district, that’d be great, but maybe just in terms of, uh, how that evolved, maybe what state it might be in

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and what other, um, opportunities like that might be in the pipeline or in the cycle at some point.

Mr. Steve Schmidt:  Um, we’ve got our policies, Jerry, I think, as you know, that we don’t disclose specific customer, uh, data or information, so I can’t help you there.

Um, it’s a district that we have had a relationship with in the past and is, um, is making a decision really to take things to the next level with us.

Um, and so, we were really pleased to, um, achieve the deal that we did.  Um, and it’s a big effort and will be delivered over, um, the next 12 months or, you know, perhaps even a little longer.  We’ll see how it goes.

Um, in terms of how it developed, as I mentioned, we did have a relationship.  But, I think it does point to, um, one noteworthy area, and that is the urban district strategy that we have.

I can’t say that this district was specifically as a result of all the great things that we think we have going, um, in pursuing more business with urban districts.  But, it’s an example of the opportunity, I think, that is there if we can, uh, begin doing more work with some of the larger districts.

So, um, you know, we’re real pleased to have the deal, and we’re, um, fully committed to delivering great value to that district.

Mr. Jerry Herman:  Steve, is it--can you elaborate a little bit on what you mean by “Take it to the next level?”  Does that mean more students, more product, maybe some indication of what that deal size was in previous periods?

Mr. Steve Schmidt:  Yeah, no, ah, it’s district wide and it is, uh, a commitment to a lot more services or what, uh, we call our 35Z90 or our very comprehensive, uh,

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implementation of our products and, um, services and training that are necessary to, um, implement the best practices and use with Accelerated Reader and Accelerated Math.

Mr. Jerry Herman:  Gotcha.

Um, okay, and any indication of--sort of what other similar opportunities there might be?  Anything you might be close on in that regard?

Mr. Steve Schmidt:  No, I can’t really speak to the pipeline other than that there’s, always, a constant, uh, pipeline of opportunities that we are working on at various stages, but nothing imminent, uh, of that size.

Mr. Jerry Herman:  Okay.

And just a question about--now that you’re hosting, um, a lot of your customers, or for a lot of your customers, um, can you help us with utilization in the customer base?

I know in--historically, that’s been a very good indicator of whether or not that product’s going to renew.  Can you maybe talk about utilization trends generally?

Mr. Steve Schmidt:  Sure.

Um, well, one of the things that we monitor is the number of students that are renewed, not just that the school or school district customer renews but whether they’re increasing or decreasing the student capacity.  And that has been relatively stable, uh, through the renewal cycle.  We haven’t achieved large increases, nor have we seen it fall off much.

Um, utilization varies, um, by school and school district by customer.  You can certainly tell your very best customers from the, uh, hosted data and the activity involved compared to those that are using it less.  And that gives us an opportunity to work with the lower utilizing schools to see if there’s things that we can do to, to help them with

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their implementation or to improve utilization or potentially to sell them professional development and additional training.

Um, but as far as the utilization, it is--it does vary, uh, district by district, school by school.

Mr. Jerry Herman:  Just a question for Mary with regard to, um, the G&A and the product develop expenses.  You said that, um, uh, those would essentially be flat, I believe, on a going-forward basis and I’m assuming, Mary, those were in absolute dollars as opposed to percent of revenue?

Ms. Mary Minch:  That’s correct, Jerry.  That’s what I said, and I did mean that in terms of, um, absolute dollars, correct.

Mr. Jerry Herman:  Okay, great.

I’ll circle back.  Thank you.

Operator:  As a reminder, ladies and gentlemen, it is star-one to ask a question.

Our next question is from the line of Jerry Herman.  Please go ahead.

Mr. Jerry Herman:  Here I am again.

Um, just a question with regard to order flow, and I know the second quarter is, uh, a little bit more important in terms of seasonality of order flow.  Um, is it still a bit early to get a read on what you’re seeing there, or do we need to get later into the quarter to get your feelings on how that looks at this point?

Mr. Steve Schmidt:  Yeah, it’s very early, because those orders are, uh, very back-end loaded on the quarter.  Second week of May or so right through the end of June is the busiest timeframe.

Um, though we feel good about the current school year and our ability to, you know, keep the business growing, um, during that timeframe.

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It’s, um, the upcoming school year is where we get a little more concerned to see how the funding environment plays out.

Mr. Jerry Herman:  And then just, uh, one last question with regard to, um, let’s call it cash utilization.

Um, can you comment on share repurchase, um, where you are in that thought process?  And also, um, special dividends which you guys did, I think in, oh, I don’t know, I think ’04, ’07 and ’08?

Mr. Steve Schmidt:  Well, nothing’s really changed in that regard, Jerry.  I mean, dividends certainly are a viable alternative because of the, um, uh, tax treatment that they achieve.

Um, the stock repurchase, um, uh, authorization is still open.  I believe we have 1.2 million shares, um, still available under that authorization.

So, it’s, um--really, our Board of Directors looks at cash balance, cash needs, uh, state of the business, seasonality, um, every quarter when they meet to decide what to do, uh, with that cash, if anything, for the good of all the shareholders.

Um, so, no specific plan or direction at this time, um, but I think the priorities and the way we view the various alternatives is similar to the past.

Mr. Jerry Herman:  Great.  Thanks very much, guys.

Operator:  Once again, ladies and gentlemen, it is star-one to ask a question.

We have no questions in the queue at this time.  I’d like to turn the floor back over to Mr. Schmidt for any closing comments.

Mr. Steve Schmidt:  Thank you.

As this quarter reflects, we are able to produce solid results even if some of the benefits from the stimulus spending begin to slow.

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We believe in our products as the best solutions to make a difference in the classroom, and we’re confident in our initiatives and strategies for taking on what may be a challenging school funding environment in the next year or two.

We remain optimistic in our ability to generate continued healthy earnings and cash flow on our journey to achieve longer-term growth.

Thank you for joining us today.  We’ll talk to you again in July.

Operator:  Ladies and gentlemen, this does conclude today’s teleconference.

You may disconnect your lines at this time.

Thank you for your participation.

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